Exhibit 10.1

Master Rental Agreement

[Translation]

Contract No. Y7LHAA01

September 15, 2006

[Lessee] :	Spansion Japan Limited	[Lessor] :	GE Capital Asset Finance KK

The Lessor and the Lessee have reached an agreement regarding the Master Rental Agreement (the “Agreement”) as specified below, and have prepared this Agreement in duplicate, both of which are signed (or printed name) and sealed by the Lessor and the Lessee, each of whom shall retain one original hereof.

Article 1. Rental

1.	The Lessor and the Lessee shall reach a specific rental agreements (the “Specific Agreement”) based on this Agreement. The Lessor hereby agrees to purchase from a seller designated by the Lessee and referred to in column (a) of the Specific Agreement (the “Seller”) the equipment specified by the Lessee and listed in column (b) of the Specific Agreement (the “Equipment”) and to rent the Equipment to the Lessee, and the Lessee agrees to receive the same and make payment of rent. In case where a copy of the Specific Agreement is attached hereto, the Specific Agreement shall be deemed to be executed simultaneous to this Agreement without respect to existence of the signature (or printed name) and seal on such copy of the Specific Agreement.

2.	The Specific Agreement shall be reached under the terms and conditions provided for in the following articles.

3.	This Agreement and the Specific Agreement shall not be cancelled or terminated except as provided in this Agreement.

Article 2. Delivery of the Equipment

1.	The Lessor shall instruct the Seller to deliver the Equipment to the Lessee at the place referred to in column (c) of the Specific Agreement.

2.	Upon receipt by the Lessee of the delivery notice of the Equipment from the Lessor, the Lessee, at its own expense, shall: (1) immediately take steps to inspect such Equipment and accept such delivery upon confirming that it is in good operation and there is no defect in it; (2) sign (or print name) and fix a seal on the Acceptance of the Delivery of the Equipment in the form prescribed by the Lessor; and (3) deliver the same to the Lessor (the date of delivery mentioned in the Acceptance of Delivery of the Equipment shall be hereinafter referred to as the “Acceptance Date”).

3.	Except in the case that the Lessee refuses to accept the delivery of the Equipment due to a defect in the Equipment, as referred to in Paragraph 2 of this Article, if the Lessee refuses or delays the acceptance of delivery of the Equipment, the Lessor may, at its option, recover from the Lessee any damages caused by such refusal or delay, or terminate the Specific Agreement in accordance with the provision of Article 11, Paragraph 1, Sub-Paragraph 8 and demand and receive payment from the Lessee of the stipulated loss value (the “Stipulated Loss Value”) in accordance with the provision of Article 11, Paragraph 3.

4.	From the date of installation until the date of acceptance of delivery of the Equipment, the Lessee shall, at its own responsibility and expense, maintain the Equipment with due care.

Article 3. Use and maintenance of the Equipment

1.	The Lessee shall use the Equipment from the Acceptance Date at the place specified in column (c) of the Specific Agreement and for the term specified in column (d) of the Specific Agreement (the “Basic Rental Term”). The Basic Rental Term and rental term(s) renewed pursuant to Article 12 of this Agreement and the Specific Agreement shall collectively be referred to as the “Rental Term”.).

2.	The Lessee shall use the Equipment in the ordinary course of business with due care, in accordance with the proper method of use and in compliance with applicable laws and regulations including environmental related laws and in accordance with the recommendations of the manufacturer listed in column (b) of the Specific Agreement.

3.	The Lessee shall , at its responsibility and expense, regularly conduct inspection and maintenance of the Equipment (including the statutorily required inspection and maintenance) in accordance with the maintenance plan recommended by the manufacturer of the Equipment so that the Equipment can always be kept in a good working condition and, in the event that such Equipment is damaged for any reason whatsoever, shall cause the manufacturer of the Equipment or a third party approved by the Lessor to repair and restore the same at Lessee’s responsibility and expense.

4.	In the event that the Lessee or any third party, including the Lessee’s employee, suffers personal injury, property damage or any other types of loss due to the Equipment itself or to the installation, maintenance, use, change of location, or return of the Equipment, (including any damages suffered after the Specific Agreement has expired or terminated due to any reasons), the Lessee shall settle such case at its own responsibility and expense, irrespective of the reason for such injury or damage. The Lessor, its employees, successors, and assignees shall have no responsibility or liability regardless of any negligence.

5.	In the event that the Lessor (including its employees and successors and assignees) is requested directly by a third party to pay compensation for damages by reason of the Lessor being the lessor or owner of the Equipment, the Lessee shall immediately settle such case in place of the Lessor at its own responsibility and expense; In such case, if the Lessor is obliged to pay compensation, the Lessee shall pay the compensation to the third party instead of the

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Lessor, and the Lessee shall have no right to demand from the Lessor any reimbursement of such payment. In the event that the Lessor was forced to make payment of compensation to any third party, the Lessee shall immediately reimburse the Lessor for the amount paid including the expenses for the payment without any conditions.

6.	The Lessor shall, at the request of the Lessee, provide the Lessee with the information which the Lessor has regarding the damage or the claim arising under Paragraphs 4 and 5

Article 4. Rent

1.	The Lessee shall pay to the Lessor the rent specified in column (e) of the Specific Agreement at the first day of each month starting from the month that includes the Acceptance Date (provided that for the month that includes Acceptance Date, it is the Acceptance Date. Hereinafter referred as the “Standard Payment Date”). However, in the case where the payment date listed in column (f) of the Specific Agreement is different from the Standard Payment Date, the payment date in such column shall prevail. In addition to the monthly rent, the Lessee shall pay to the Lessor an amount equal to the consumption tax and the local consumption tax imposed on the rent as stated in column (e) of the Specific Agreement (the rent and consumption tax including the local consumption tax are hereinafter collectively referred to as the “Rent”). In the event that the amount of consumption tax or the local consumption tax is increased, the amount of such increase shall be paid forthwith immediately upon demand made by the Lessor, in addition to the Rent.

2.	The Lessee shall pay to the Lessor the Rent in accordance with the payment method specified in column (g) of the Specific Agreement.

3.	In the event that the acceptance of delivery of the Equipment takes place on any day within the period between the second day of a calendar month and the last day of the same calendar month, the Rent for the first month (i.e., the Rent for the period between the Acceptance Date and the last day of the same month. The same shall hereafter apply) shall be the full amount of the monthly Rent, irrespective of the number of days of rental. However, the Lessee shall not be obliged to pay the Rent for the calendar month during which the Rental Term expires. In this case, if the Specific Agreement has ended (including in case of termination), at any time during the first month of the Rental Term and the month immediately preceding the last month of the Rental Term, the Lessee shall pay the Rent for the period until the last day of the month in which the Specific Agreement has ended as if such month has elapsed while the Specific Agreement was still in effect.

4.	In the event that acceptance of delivery of the Equipment takes place on the first day of a calendar month, if the Specific Agreement has ended (including in case of termination) prior to the end of the Rental Term, the month during which such Specific Agreement has ended shall be deemed to have elapsed while the Specific Agreement was still in effect, and the Lessee shall pay the Rent for the period until the last day of such month.

5.	The Lessee shall not be relieved of the obligation to pay any part or whole amount of the Rent to the Lessor during any period of the Rental Term, even if during any part thereof the Lessee does not use the Equipment or is prevented from using it for any reasons whatsoever.

Article 5. Damages for delay

1.	In case the Lessee fails to pay the Rent when due under Article 4 of this Agreement or in case any other monetary obligations under the Specific Agreement become overdue, the Lessee shall pay damages for delay in the amount of fourteen point six per cent (14.6%) per annum on the amount due until payment in full (for all periods of less than one year, the damages for delay shall be calculated on a per diem basis on the basis of a year of 365 days).

Article 6. Property damage insurance of the Equipment

1.	The Lessor shall, during the Rental Term, procure from an insurance company property damage insurance for the Equipment (other than the software) as specified in column (h) of the Specific Agreement, with the Lessor named as the party that procured the insurance and also the insured party. With respect to Comprehensive Property Insurance, no insurance money shall be paid to cover damages arising from natural calamity such as earthquake, volcanic eruption and Tsunami, Lessee’s willful misconduct or its gross negligence, or other accidents falling under an exemption clause stipulated in the insurance policy.

2.	In the event that damage or loss of the Equipment occurs, and the Lessee notified the Lessor of such damage or loss in writing together with all documents necessary for the receipt of the insurance proceeds, if such damage or loss qualifies for the payment of the insurance proceeds under Paragraph 1 of this Article, the Lessor shall:

(1) in the event of repairable damage of the Equipment, and only if the Lessee repairs and restores the Equipment in accordance with Article 3, Paragraph 3, take the appropriate steps to enable the Lessee to receive the insurance proceeds; or

(2) in the event where the Lessor received the insurance proceeds as a result of accidents provided in Article 8 Paragraph 1, the Lessor shall, apply in full or in part, the insurance proceeds to the payment of the Stipulated Loss Value, or if the Stipulated Loss Value has been paid in full by the Lessee, return to the Lessee part or whole of the amount of the Stipulated Loss Value already paid within the limit of the amount of the insurance proceeds corresponding to the Stipulated Loss Value.

Article 7. Defects of the Equipment, etc.

1.	The Lessee shall not be entitled to make any claim, objection, or demand for payment of any compensation for damages or any other demands at all against the Lessor in the cases specified in sub-paragraphs (1), (2) and (3) below (in respect of sub-paragraphs (2) and (3), the same shall apply only after acceptance of delivery of the Equipment); provided, however, that, if the Lessee requests in writing the Lessor to assign to the Lessee such right to claim compensation for damages or any other rights (excluding the right to rescind the contract for sale between the Lessor and Seller) that the Lessor might have against the Seller and to directly exercise such claim and rights aforementioned, the Lessor shall assign such rights to the Lessee. In the event that the Lessee exercises such assigned rights against the Seller, the Lessee shall not be relieved of the obligation to pay the Rent to the Lessor.

(1)	Delay in delivery or impossibility of delivery of the Equipment due to any reason not solely attributable to the Lessor, including, without limitation, natural calamity, strikes, other events of force majeure, and acts or omissions of the Seller or transporter.

(2)	Defects in the specifications, structure, quality or any other defects of the Equipment, (and its software), and any other matters relating to the Equipment.

(3)	Mistake of the Lessee in the selection or determination of the Equipment.

2.	The Lessor shall make an assignment of rights mentioned in the preceding paragraph without judgment of the existence of events and circumstances specified in sub-paragraphs (1), (2) and (3) of the preceding paragraph or the existence of the rights that constitute the object of assignment, and the Lessor shall not be liable at all with regard to the existence of such events and circumstances or such rights, as aforementioned, the financial ability of the Seller or any negotiations between the Lessee and the Seller.

Article 8. Loss, etc. of the Equipment

1.	In the event that the Equipment is lost or irreparably damaged for any reason, including, without limitation, natural calamity or other force majeure, the Lessee shall send a notice informing the Lessor of such loss or damage in writing so that such notice arrives within 10 days of learning of the information set forth, and the Specific Agreement shall be ended when the Lessor acknowledges such loss or damage. In such event, if the Equipment exists, upon obtaining

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the Lessor’s consent in writing, the Lessee shall be entitled, at its own responsibility and expense, to dispose of the Equipment pursuant to relevant laws and regulations (including the laws regarding waste disposal), and shall report to the Lessor thereafter.

2.	In the event the Specific Agreement has ended during the Rental Term in accordance with preceding paragraph for any reason, the Lessee shall immediately pay to the Lessor the Stipulated Loss Value specified in column (i).

Article 9. Prohibition of infringement of ownership in the Equipment, etc.

1.	Upon the Lessor’s request, the Lessee shall immediately make indication on the Equipment as to the Lessor’s ownership thereof at the Lessee’s own responsibility and expense, in accordance with the Lessor’s instructions. The indications shall be placed in a prominent position on each unit of the Equipment.

2.	The Lessee shall not perform any of the acts specified below or any other acts that may infringe the Lessor’s ownership:

(1)	to take the Equipment outside Japan;

(2)	to create security interest over the Equipment; or

(3)	to assign or transfer the possession of the Equipment to any third party (except in a case permitted in accordance with any of the following paragraphs).

3.	The Lessee shall not perform any of the following acts unless the Lessor gives its prior written consent thereto:

(1)	to attach the Equipment to other real estate or movable property;

(2)	to amend or process the Equipment or make any other changes to the original state of the Equipment;

(3)	to sub-lease the Equipment to any third party or to assign the Lessee’s rights or interest hereunder or under the Specific Agreement to any third party; or

(4)	to move the Equipment from the place of use specified in column (c) of the Specific Agreement.

4.	The ownership of any property attached to the Equipment shall belong to the Lessor free of any charge to the Lessor, unless the Lessor acknowledges in writing the ownership of such annexed property by the Lessee.

5.	If any third party claims any right over the Equipment or attempts to infringe the Lessor’s ownership of the Equipment by way of provisional seizure, provisional disposition or compulsory execution, the Lessee shall, in order to prevent such infringement, present this Agreement and the Specific Agreement or notarial deed relating to this Agreement and the Specific Agreement to claim and prove that the Lessor is the owner of the Equipment, and at the same time deliver written notice to the Lessor of such situation immediately.

Article 10. Notices, reports, etc.

1.	In case any of the events specified below occurs with respect to the Lessee, the Lessee shall so notify the Lessor in writing:

(1)	a change of its name or its trade name;

(2)	a change of address;

(3)	a change of representatives;

(4)	a material change of the business;

2.	Upon the Lessor’s request, the Lessee shall explain to the Lessor the present condition of its business and submit to the Lessor its business report or other related documents specified by the Lessor.

3.	In the event that the Lessor changes its corporate name or address, it shall notify Lessee of such change in writing.

Article 11. Termination of the Agreement

1.	The Lessor shall have the right to terminate this Agreement and the Specific Agreement (but not retrospectively) immediately upon written notice thereof without [making any demand for payment or any other relevant act] in the event that (a) the event or circumstance stated in sub-paragraph (1) or (2) below occurs, (b) any of the events or circumstances stated in sub-paragraphs (3) through (9) below occurs with respect to the Lessee, or (c) any of the events or circumstances stated in sub-paragraphs (4) through (6) below occurs with respect to any Guarantor:

(1)	the sale and purchase agreement between the Lessor and the Seller is rescinded;

(2)	in the event that the Lessee does not pay the Rent on the due date therefor, and the payment has not been completed within 10 days after the Lessor demands the Lessee to make such payment;

(3)	any cheque, promissory note or bill of exchange is not honored at maturity;

(4)	any application is filed for the procedure of provisional seizure, provisional disposition, compulsory execution, public auction, collection of public dues and imposts or any other similar procedure, or any application is filed for commencement of company arrangement, civil rehabilitation, bankruptcy, corporate reorganization or any other similar procedure ;

(5)	any resolution is passed to discontinue business or to dissolve, or any government agency orders discontinuance of business or takes other actions that prevent continuance of business; or, if the Lessee is a natural person, the Lessee dies or the court orders a guardianship for the Lessee on the ground of mental disability (as provided for in the Japanese Civil Code) or a voluntary guardian (supervisor) is appointed;

(6)	the Lessee’s business conditions materially deteriorate, or there is a reasonable ground to assume that such event is likely;

(7)	necessary maintenance (including, but not limited to inspection and maintenance conducted in accordance with the maintenance plan recommended by the manufacturer of the Equipment) is not performed on the Equipment; or

(8)	the Lessee breaches any provision of this Agreement or any other agreement with the Lessor and the Lessee does not rectify such breach within 20 days after the Lessor demands a rectification of the same within such period.

2.	In the event that the Lessee falls within any one of the sub-paragraphs of the preceding Paragraph, the Lessor shall have the right, upon notice but without any prior demand for rectification:

(1)	to terminate any agreements between the Lessor and the Lessee other than this Agreement; and

(2)	to accelerate any benefit of time that the Lessee may have in respect of any agreements between the Lessor and Lessee other than this Agreement.

3.	In the case of termination of the Specific Agreement, the Lessee shall pay to the Lessor the Stipulated Loss Value specified in column (i) of the Specific Agreement (In the event that the Specific Agreement is terminated between the date of execution of the Specific Agreement and the Acceptance Date, the amount is the basic amount. After commencement of the Rental Term monthly diminishing sum shall be deducted from the Stipulated Loss Value every month. However, in the event that acceptance of delivery of the Equipment takes place on any date between the second day and the last day of a calendar month, the monthly diminishing sum for the first month shall be the full amount of the monthly diminishing sum prescribed for such calendar month irrespective of the number of elapsed days, and there will be no deduction for the calendar month during which the Rental Term should expire. Further, in such case, if the Specific Agreement is terminated at any time during the starting month of

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the Rental Term and the month immediately preceding the last month of the Rental Term, the month during which the Specific Agreement was terminated shall be deemed to have elapsed, and the full amount of the monthly diminishing sum shall be deducted for such month. In the event that the acceptance of delivery of the Equipment takes place on the first day of a calendar month and the Specific Agreement has ended during the Rental Term, the month during which the Specific Agreement ended shall be deemed to have elapsed and the full amount of the monthly diminishing sum shall be deducted for such month.)

4.	If the Specific Agreement is terminated, the Lessee shall immediately return the Equipment, in its own responsibility and at its own expense, in accordance with Article 14.

5.	In the event that Lessee delays in returning the Equipment, and when the Lessor or its appointee recovers the Equipment from the place where it is located, the Lessee, its agents and employees shall not reject such recovery. Further, the Lessee shall have no right to make any claim or objection, or prevent such recovery from occurring, or demand compensation for damages incurred with respect to such recovery. However, in the case of any delay in return, the Lessor shall have the right to claim damages against the Lessee in the amount equivalent to the Rent for the number of days of such delay. In such case, the Lessee shall comply with all provisions of this Agreement concerning the Equipment, including, without limitation, Article 3 and Article 9.

6.	Notwithstanding Paragraph 4, the Lessee shall keep the Equipment with due care at its own responsibility and expense if the Lessor so requests.

7.	The Lessor may, without notice to the Lessee, use or sell the Equipment at the place of use without paying any fee for using the place on which the Equipment is located and without entering into any property damage insurance agreement for the Equipment, during the time that the Lessee keep the Equipment in accordance with the preceding paragraph.

8.	As to the Equipment, the Lessor shall pay to the Lessee an amount determined under either of the following two sub-paragraphs, and the Lessor shall have the sole discretion to select which of the two sub-paragraphs shall apply. Provided, however, that the Lessor shall pay such amount to the Lessee only in the event that the Lessee has paid to the Lessor the entire amount of the Stipulated Loss Value, and provided further that the amount of the Lessor’s payment to the Lessee shall not exceed the Stipulated Loss Value. In the event that the Lessee has not paid the Lessor the full amount of the Stipulated Loss Value, or has otherwise failed to perform any of its obligations to the Lessor hereunder, the Lessor shall have the right to apply any amounts due to be returned to the Lessee to the amount of any of the Lessee’s unperformed obligations hereunder, including, without limitation, payment in full of the Stipulated Loss Value.

(1) The value determined in accordance with a fair standard, less all expenses incurred after the Lessor recovers possession until the date that the said value of the Equipment is determined, and less the estimated value determined by the Lessor as the residual value of the Equipment as of the expiration of the Basic Rental Term in accordance with a fair standard; or

(2) Any amount that may be realized by disposal of the Equipment at a fair price less all expenses incurred after the Lessor recovers possession until the date of such disposal, and less the estimated value determined by the Lessor as the residual value of the Equipment as of the expiration of the Basic Rental Term in accordance with a fair standard

Article 12. Lessee’s Option at expiration of the Rental Term

1.	The Lessee has the option to (1) return the Equipment in accordance with Article 14 or (2) purchase the Equipment in accordance with Article 13. The Lessee must notify the Lessor of its intent to return or purchase the Equipment in writing, so that such notice arrives at the Lessor at least the number of days specified in column (j) of the Specific Agreement prior to the expiration date of the Rental Term.

2.	If such notice does not reach the Lessor by the due date set forth in the preceding paragraph, the Specific Agreement shall be automatically renewed under the same terms and conditions of this Agreement until the end of the month which includes the last date of the designated period specified in column (j) of the Specific Agreement starting upon arrival of the notice of the Lessee to the Lessor. The Lessee shall pay the Rent for such renewed term upon request of the Lessor.

3.	Even if the Specific Agreement renewed under the preceding paragraph is ended either by loss of the Equipment or by termination, the Lessee shall not be released from its obligation to pay the Rent to the Lessor after such renewal.

4.	Regardless of which option (set forth in each item of Paragraph 1) the Lessee chooses, the Lessee may return or purchase all of (but not just a part of) the Equipment.

5.	Paragraphs 1 through 4 of this Article shall also apply to the Specific Agreement renewed pursuant to Paragraph 2 of this Article.

Article 13. Purchase at expiration of the Rental Term

1.	If the Lessor receives the notice of the Lessee’s intention to purchase the Equipment (the “Purchase Notice”) as referred to in Article 12, Paragraph 1, (2), the Lessor shall agree to conclude a purchase agreement in accordance with the terms and conditions designated by the Lessor and the following paragraphs, taking into consideration the status of the granting of credit from the Lessor to the Lessee and any other situation.

2.	The Equipment shall be purchased on an “as is, installed “ basis.

3.	The purchase price shall be the Fair Market Value specified by the following sub-paragraphs:

(1) The Lessor shall determine the Fair Market Value.

(2) If the Lessor and the Lessee are unable to reach an agreement referred to in the preceding sub-paragraph by forty-fifth (45th) day after the due date specified in Article 12, Paragraph 1, the price determined by the independent appraiser whom the Lessor appoint shall determine the purchase price.

(3) The independent appraiser’s determination in the preceding sub-paragraph shall be final, binding and conclusive, and the Lessee may not make any objection in respect of such determined price.

(4) Any parts or additional items attached to the Equipment shall be valued as attached to the Equipment.

(5) The minimum purchase price shall be equal to the Stipulated Loss Value calculated at the end of the Basic Rental Term.

4.	The Lessee shall bear all costs associated with any such appraisal.

5.	In the event that the Purchase Notice is delivered to the Lessor after the expiration of the period specified in preceding Article, Paragraph 1, the Lessor may, in its sole discretion, decide whether the Lessee should be allowed to purchase the Equipment at the end of the Rental Term.

Article 14 Return of the Equipment

1. At the end of the Rental Term, or upon any early termination of the Specific Agreement, the Lessee agrees, at its own expense and in its own responsibility, as follows:

(1)	to make any repairs and to replace any parts necessary for returning the Equipment to its original condition (the condition it was in when it was first received by the Lessee), provided that this shall not be applicable to any reasonable wear and tear;

(2)	to clean the Equipment in accordance with the recommendations of the manufacturer listed in column (b) of the Specific Agreement and in accordance with the best practices of dealers who deal in second-hand equipment that is similar to the Equipment;

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(3)	to cause the removal of all the Lessee-installed markings or labels that are not necessary for the operation, maintenance or repair of the Equipment;

(4)	to ensure that the Equipment is in compliance with all applicable laws, rules and regulations;

(5)	to cause the Equipment to be disassembled, uninstalled and packed in accordance with the recommendations of the manufacturer listed in column (b) of the Specific Agreement by or under the supervision of such manufacturer or any other person acceptable to the Lessor (including, but not limited to the Lessee causing all internal fluids to be drained and disposed of or filled and secured in accordance with the recommendations of the manufacturer listed in column (b) of the Specific Agreement and in accordance with all laws, rules and regulations); and

(6)	to arrange for the Equipment to be delivered by a delivery company designated by the Lessor by making advance payment of the premium for insurance relating to such delivery or to directly deliver the Equipment in a manner consistent with the recommendations of the manufacturer listed in column (b) of the Specific Agreement and practices to any location as the Lessor shall direct and to have the Equipment unloaded at such location on a date specified by the Lessor.

(7)	Each Equipment (including any part or component thereof) to be returned must match the serial numbers specified in the related Specific Agreement. The Equipment or any part or component thereof whose serial number does not match the serial number in the Specific Agreement shall not be acceptable, even if they are of a quality similar or equal to that of the Equipment.

2. The Lessee shall maintain the Equipment with due care, in compliance with applicable laws and regulations including environmental related laws and in accordance with the recommendations of the manufacturer listed in column (b) of the Specific Agreement, until the Lessee completes Return of the Equipment.

3. In the event of delay of returning the Equipment as set forth in the preceding paragraph, upon the Lessor’s request, the Lessee shall pay delinquency charges in the amount equal to the Rent in proportion to the number of days that elapsed until Equipment is completely returned to Lessor.

4. Terms and conditions mentioned in column entitled “Terms and Conditions of Return of the Equipment” of the Specific Agreement shall constitute an integral part of this Agreement and shall prevail over other provisions hereof if there is any redundancy or inconsistency.

Article 15. Rights of the Lessor

1.	If the Lessor takes any action necessary for the purpose of protecting or restoring its rights hereunder and under the Specific Agreement or in order to defend any claims or objections by any third party, the Lessor shall be entitled to request the Lessee to pay any and all costs for transportation of the Equipment, attorney’s fees and all other expenses.

2.	The Lessor shall have the right, without the consent of the Lessee, to give as security and/or assign to any financial institution or any other parties any of its rights hereunder and under the Specific Agreement, its ownership of the Equipment or all its rights and obligations hereunder together with its contractual position under this Agreement and the Specific Agreement. The Lessee hereby agrees to the foregoing provision without making any objection.

3.	Upon the request of the Lessor or the Lessor’s designee, the Lessee shall at any time permit inspection or examination by the Lessor or the Lessor’s designee, and/or provide any requested report on inspection or examination concerning the Equipment.

4.	The Lessee agrees, at its own expense, upon the Lessor’s request, to conduct all necessary procedures designated by the Lessor from time to time to protect the Lessor’s rights in the Equipment.

5.	All of the Lessor’s rights under this Agreement and Specific Agreement shall survive the expiration of the Rental Term, or after the Specific Agreement ends prior to the expiration of the Rental Term for any reason whatsoever, and are enforceable by the Lessor, its successors and assignees.

Article 16. Right of entry

The Lessor and the Seller, their employees, or the Lessor’s designee may enter into the place where the Equipment is located for the purpose of installation, maintenance and preservation of the Equipment.

Article 17. Costs and expenses

All costs and expenses related to the conclusion of this Agreement and the Specific Agreement and the performance of the Lessee’s obligations hereunder and under the Specific Agreement shall be borne and paid by the Lessee.

2.	Fixed asset tax shall be borne and paid by the Lessor.

Article 18. Notices of the Lessor

If any notice under Article 11, Paragraph 1 or other written declaration of intention of the Lessor under this Agreement and the Specific Agreement does not reach the Lessee in spite of the fact that such notice was dispatched to the Lessee’s address specified in this Agreement or the Specific Agreement or the Lessee’s address which is notified pursuant to Article 10 hereof, such Notice shall be deemed to have reached on the fifth day after the dispatch thereof.

Article 19. Prohibition of set-off

The Lessee shall not set off any obligation it owes to the Lessor under the Specific Agreement against any of the Lessee’s claims owed by the Lessor, its successors or assignees.

Article 20. Application of payment

If the Lessee’s payment of any obligation under the Special Agreement is less than the total amount of the obligation then due, the Lessor may apply any amount received to any obligation then due in any order and using any method it deems appropriate.

Article 21. Credit Information Organization

The Lessee and the Guarantor(s) hereby agree that objective information regarding credit transactions between the Lessee and the Guarantor arising in relation to this Agreement and the Specific Agreement will be registered with the credit information organization of which the Lessor is a member (the Credit Information Organization) and that the information registered (or to be registered) with the Credit Information Organization or other credit information organization with which the Credit Information Organization is in a cooperative relationship (the Associated Credit Information Organizations) will be used by members of the Credit Information Organization or the Associated Credit Information Organization for the purpose of investigating the paying capacity of the Lessee or the Guarantor.

Article 22. Joint and Several Guarantor(s)

1.	The Guarantor(s) shall guarantee the performance of any and all obligations of the Lessee owing to the Lessor under this Agreement and the Specific Agreement, including, without limitation, payment of the Stipulated Loss Value, and shall be responsible for the performance thereof jointly and severally with the Lessee.

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2.	If the Lessor deems it necessary, the Lessor shall have the right to request the Lessee to change the Guarantor and/or provide one or more additional Guarantor(s). In such event, the Lessee shall immediately provide a Guarantor(s) acceptable to the Lessor.

3.	In the event that any Guarantor discharges a part of the obligations under the Specific Agreement, the Guarantor shall be entitled to exercise the right of subrogation only where the Lessor gives prior written consent thereto.

Article 23. Notarial deed

1.	The Lessee and Guarantor(s) hereby agree not to make any objection if a compulsory execution takes place upon the default of any monetary obligations under Articles 2, 4, 5, 8, 11, 12, 13 or 14 hereof, any monetary obligation under special provisions set forth in this Agreement and Specific Agreement or any monetary obligation under the terms and conditions set forth in the Specific Agreement in relation to the return of the Equipment.

2.	Upon the Lessor’s request, the Lessee and Guarantor(s) shall, at the Lessee’s expense, cooperate with the Lessor to execute the Specific Agreement based on this Agreement in the form of a notarial deed which states that the parties agree to accept the compulsory execution referred to in Paragraph 1 of this Article.

Article 24. Governing Law / Jurisdiction

This Agreement and the Specific Agreement are governed and construed in accordance with the laws of Japan. The Lessor and the Lessee and the Guarantor hereby submit to the exclusive jurisdiction of the Tokyo District Court or other District Court which has jurisdiction over any place where the Equipment is located pursuant to the MLA and the Specific Agreement, including but not limited to the place where the Equipment is delivered or used, with respect to any dispute arising out of this Agreement and the Specific Agreement.

Article 25. Special provisions etc.

In the event that any special provisions are mentioned in columns entitled “Special Provisions” of this Agreement and the Specific Agreement, such provisions shall constitute an integral part of this Agreement and shall have priority over other provisions hereof. In the event that any special provisions in “Special Provisions” column of this Agreement, are redundant or inconsistent with the special provisions in “Special Provisions” column of the Specific Agreement, the special provisions of the Specific Agreement shall prevail over special provisions hereof. Provided, however, that terms and conditions mentioned in column entitled “Terms and Conditions of Return of the Equipment” of Specific Agreement shall have priority over special provisions hereof.

2. This Agreement and the Specific Agreement thereto constitute the entire agreement of the parties with respect to the rental of the Equipment. No variation or modification of this Agreement shall be valid unless in writing and signed by an authorized representative of the parties hereto or by those that signed or affixed their seal on this Agreement or the Specific Agreement.

SPECIAL PROVISIONS

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This is the English Translation of the Master Rental Agreement, and will not be considered as original.	Page 6